Exhibit 21.1
SUBSIDIARIES OF BROADVIEW NETWORKS HOLDINGS, INC.
Broadview Networks Holdings, Inc., a Delaware corporation, owns, directly or indirectly, the following subsidiaries:

State or Jurisdiction of
Name of Subsidiary	Incorporation or Organization
Broadview Networks, Inc.	New York
BV-BC Acquisition Corp.	Delaware
Broadview NP Acquisition Corp.	Delaware
Open Support Systems LLC	Connecticut
Broadview Networks of Virginia, Inc.	Virginia
Broadview Networks of Massachusetts, Inc.	Delaware
Bridgecom Holdings, Inc.	Delaware
Bridgecom International, Inc.	Delaware
Bridgecom Solutions Group, Inc.	Delaware
Trucom Corporation	New York
ATX Communications, Inc.	Delaware
CoreComm-ATX, Inc.	Delaware
ATX Licensing, Inc.	Delaware
ATX Telecommunications Services of Virginia, LLC	Delaware
CoreComm Services, LLC	Delaware
CoreComm Communications, LLC	Delaware
CCL Historical, Inc.	Delaware
CoreComm Newco, Inc.	Delaware
FCC Holdco I, Inc.	Delaware
CoreComm-Voyager, Inc.	Delaware
CoreComm Internet Group, Inc.	Delaware
Voyager Information Networks, Inc.	Michigan
Voyager Data Services, Inc.	Delaware
Digicom, Inc.	Ohio
Eureka Broadband Corporation	Delaware
Eureka Holdings, Inc.	Delaware
Eureka Holdings, LLC	Delaware
Eureka Telecom of VA, Inc.	Virginia
Eureka Telecom, Inc.	New York
Eureka Networks, LLC	Delaware
Nex-i.com, Inc.	New Jersey
InfoHighway Communications Corporation	Delaware
Info-Highway International, Inc.	Texas
ARC Networks, Inc.	Delaware
A.R.C. Networks, Inc.	New York
InfoHighway of Virginia, Inc.	Virginia